MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10KSB of Falcon Ridge Development, Inc., of our report dated January 10, 2008 on our audit of the financial statements of Falcon Ridge Development, Inc. as of September 30, 2007 and September 30, 2006, and the related statements of operations, stockholders' equity and cash flows through September 30, 2007 and the years then ended, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 10, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501